As filed with the Securities and Exchange Commission on December 22, 2022

Registration No. 333-

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Petros Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1410058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1185 Avenue of the Americas

3rd Floor

New York, NY 10036

(Address of Principal Executive Offices) (Zip Code)

Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan

(Full title of the plan)

Fady Boctor

President and Chief Commercial Officer

Petros Pharmaceuticals, Inc.

1185 Avenue of Americas, 3rd Floor,

New York, New York 10036

(Name and address of agent for service)

(973) 242-0005

(Telephone number, including area code, of agent for service)

Copy to:

Rick A. Werner, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Tel. (212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Petros Pharmaceuticals, Inc. (the “Company” or “Registrant”) to register an additional 152,166 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (as amended and restated, the “2020 Plan”). The 2020 Plan was approved by the stockholders of the Company at a special meeting held on November 25, 2020, having been previously adopted by the Company’s Board of Directors, subject to stockholder approval. Upon the initial adoption on December 1, 2020, the maximum aggregate number of shares of Common Stock available to be issued or transferred under the 2020 Plan with respect to awards made on and after the effective date of the 2020 Plan was 1,078,346 shares (prior to giving effect to the Reverse Stock Split, as defined below). The Company initially registered 1,078,346 shares of Common Stock (prior to giving effect to the Reverse Stock Split, as defined below) issuable under the 2020 Plan pursuant to a Registration Statement on Form S-8 filed with the SEC on January 22, 2021 (File No. 333-252339) (the “Initial S-8”). The information contained in the Initial S-8 is hereby incorporated by reference, to the extent not replaced hereby, pursuant to General Instruction E of Form S-8.

On December 22, 2021, the stockholders of the Company approved at the 2021 annual meeting of stockholders an amendment to the 2020 Plan to increase the aggregate number of shares of Common Stock available for the grant of awards to a total of 2,600,000 shares (prior to giving effect to the Reverse Stock Split, as defined below).

On November 30, 2022, the Company effected a 1-for-10 reverse stock split of its Common Stock (the “Reverse Stock Split”), which was effective as of 4:05 p.m., New York time. Consequently, the number of shares of Common Stock registered under the Initial S-8 was effectively reduced to 107,834 shares in accordance with Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the number of shares of Common Stock reserved for issuance pursuant to awards under the 2020 Plan was adjusted to 260,000. Except as otherwise stated, all share amounts in this registration statement have been adjusted to give effect to the Reverse Stock Split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of common stock pursuant to the 2020 Plan. The documents containing this information will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act. Such documents are not being filed by the Company with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the Commission (excluding those portions of any Current Report on Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 16, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Commission on August 12, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Commission on November 14, 2022, as amended by the Quarterly Report on Form 10-Q/A filed with the Commission on November 15, 2022;

3.	Our Current Reports on Form 8-K and Form 8-K/A filed with the Commission on January 21, 2022, January 24, 2022, March 4, 2022, April 1, 2022, April 26, 2022, June 24, 2022, July 28, 2022, and November 30, 2022;

4.	The description of our common stock, which is contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, and any amendment or report filed with the SEC for purposes of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”) (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Petros Pharmaceuticals, Inc., 1185 Avenue of Americas, 3rd Floor, New York, New York 10036, Attn: Vice President of Accounting; or by telephone at: (973) 242-0005

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article NINTH of our Articles of Incorporation provides that no director shall be personally liable to the Company or its stockholders for any monetary damages for any breach of fiduciary duty as a director.

Article TENTH of our Articles of Incorporation provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability corporation, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. The Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

Article X Section 1 of our By-laws provides that the Company shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any Indemnified Person, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Article X Section 2 of our By-laws provides that the Company shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any Indemnified Person, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 2, 2020).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 30, 2022).

4.3	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 2, 2020).

4.4	Specimen Stock Certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020)

4.5	Description of Capital Stock (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022).

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

99.1*	Petros Pharmaceuticals, Inc. Amended and Restated 2020 Omnibus Incentive Compensation Plan.

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2022.

Petros Pharmaceuticals, Inc.

By:	/s/ Fady Boctor
	Name:	Fady Boctor
	Title:	President and Chief Commercial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sandesh Seth or Steve O’Loughlin, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated and on the 22nd day of December, 2022.

Signature	Title

/s/ Fady Boctor	President and Chief Commercial Officer
Fady Boctor	(Principal Executive Officer)

/s/ Mitchell Arnold	Vice President of Finance and Chief Accounting Officer
Mitchell Arnold	(Principal Finance Officer)

/s/ John D. Shulman	Executive Chairman of the Board
John D. Shulman

/s/ Joshua N. Silverman	Director
Joshua N. Silverman

/s/ Bruce T. Bernstein	Director
Bruce T. Bernstein

/s/ Gregory Bradley	Director
Gregory Bradley

/s/ Wayne R. Walker	Director
Wayne R. Walker